FOR IMMEDIATE RELEASE

Sirenza Microdevices Announces Preliminary Fourth Quarter and Full Year 2004 Results; Schedules Teleconference for January 25, 2005

BROOMFIELD, Colo.--January 18, 2005--Sirenza Microdevices, Inc. (Nasdaq:SMDI), a leading designer and supplier of high-performance radio frequency (RF) components for communications equipment manufacturers, today announced preliminary financial results for the fourth quarter and full year of 2004. Sirenza estimates that management-adjusted earnings per share will meet the low-end of the fourth quarter and full year outlook previously provided by the company. Fourth quarter management-adjusted earnings are expected to be approximately $0.04 per diluted share, meeting the low end of the company's previously provided range of $0.04 to $0.06 per diluted share. On a GAAP basis, Sirenza expects to report a loss of approximately $(0.08) per basic share for the fourth quarter. The estimated loss includes the write-off of acquired research and development costs of approximately $(0.06) per share associated with Sirenza's acquisition of ISG Broadband, Inc. on December 16, 2004 and an impairment charge of approximately $(0.04) per share to reduce the fair market value of Sirenza's investment in Global Communication Semiconductors, Inc.(GCS). Sirenza's previously announced target for fourth quarter GAAP earnings was $0.03 to $0.05 per diluted share.

For the year ended December 31, 2004, Sirenza expects to report management-adjusted earnings per share of $0.15 per diluted share, meeting the company's previously provided management-adjusted range of $0.14 to $0.17 per diluted share, and GAAP earnings of $0.01 per diluted share. As noted above, GAAP earnings include charges of approximately $(0.06) per share for the write-off of acquired research and development costs associated with Sirenza's acquisition of ISG Broadband and approximately $(0.04) per share associated with the reduction in fair market value of Sirenza's investment in GCS.

Management-adjusted earnings per share amounts discussed above exclude the charges detailed in the reconciliation of management-adjusted to GAAP preliminary results included with this press release.

Sirenza also announced that net revenues for the fourth quarter and full year ended December 31, 2004 are expected to be below previously announced targets primarily due to decreased quarterly demand and year-end inventory balancing at selected OEM customers. Sirenza expects to report net revenues for the fourth quarter of approximately $15.0 to $15.1 million, below the low end of its previously announced target of $15.7 million. For the full year 2004, Sirenza expects to report net revenues of approximately $61.2 to $61.3 million.

The company will release detailed financial results for the fourth quarter and fiscal year ended December 31, 2004 and hold a teleconference on Tuesday, January 25, 2005, following the close of market.

Use of Non-GAAP Financial Measures

In keeping with its historical financial reporting practices, Sirenza believes that the supplemental presentation of net income (loss) calculations excluding the effects of charges for the amortization of deferred stock compensation, the amortization of acquisition-related intangible assets, acquired in-process research and development, GCS impairment, compensation expense related to employee equity awards, restructuring, and relocation and related expenses provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events. Readers are cautioned not to view management-adjusted results as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of estimated GAAP results with estimated management-adjusted results for the fourth quarter and full year of 2004, in the financial statements below.

Fourth Quarter Teleconference and Webcast

Sirenza management plans to hold a teleconference on fourth quarter and fiscal year 2004 results at 2:45 p.m. MST / 4:45 p.m. EST on January 25. This call will be open to all investors via a webcast accessible at www.sirenza.com, and the teleconference webcast will be archived on this site for one year, until January 25, 2006.

Sirenza Microdevices, Inc.

Headquartered in Broomfield, Colo., with design centers throughout the U.S., Sirenza Microdevices, Inc., an ISO 9001:2000-certified supplier (registered by QMI), is a leading supplier of high-performance RF components for the telecommunications and broadband communications markets. The company's integrated circuit (IC) and multi-chip module (MCM) product lines include amplifiers, power amplifiers, transceivers, tuners, discrete devices, RF signal processing components, signal source components, hi-rel components and RF gateway products. Detailed product information may be found on Sirenza's website at www.sirenza.com.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events or results, such as Sirenza's expectations regarding its financial results for the fourth quarter and full year of 2004. Sirenza cautions readers that such statements are, in fact, predictions that are subject to risks and uncertainties, and that actual events or results may differ materially. Sirenza further cautions readers that each of the preliminary results set forth in this release is subject to review and audit. The final results for the fourth quarter and full year 2004 of Sirenza may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with normal and customary closing procedures and the final review of the results in connection with the preparation of quarterly and year-end financial statements. Sirenza expressly disclaims any current intention to update its forward-looking statements, and the estimates and assumptions associated with them, at any time or for any reason.

NOTE: Sirenza Microdevices® and the Sirenza logo are trademarks of Sirenza Microdevices, Inc. All other trademarks are property of their respective owners.

Contact:

Jodi Bochert

Sirenza Microdevices, Inc.

(303) 327-3193

ir@sirenza.com

Sirenza Microdevices, Inc.
Reconciliation of Preliminary GAAP Results with Preliminary Management-Adjusted Results
(In thousands, except per-share data)
(Unaudited)

The following table reconciles the company's preliminary net income (loss) per share as reported under accounting principles generally accepted in the United States (GAAP) with preliminary net income (loss) per share as adjusted by the items detailed below and presented in the attached news release. The management-adjusted calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

	Three Months Ended	Year Ended
	December 31,	December 31,
	2004	2004

Net income (loss) as reported under GAAP	$ (2,642)	$ 280

Amortization of deferred stock compensation	--	3
Amortization of acquisition-related intangible assets	373	1,538
Restructuring	--	(98)
Acquired in-process research and development	2,180	2,180
Impairment of investment in GCS	1,535	1,535
Compensation expense related to employee equity awards	154	191
Relocation and related expenses	--	67
Management-adjusted net income (loss)	$ 1,600	$ 5,696

Management-adjusted net income (loss) per share
Basic	$ 0.05	$ 0.16
Diluted	$ 0.04	$ 0.15

Shares used to compute management-adjusted
net income (loss) per share
Basic	35,032	34,593
Diluted	37,980	37,448

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